Contacts

Media	Investors
Rob Gruening	Suzanne DuLong
(206) 272-6208	(206) 272-7049
r.gruening@f5.com	s.dulong@f5.com

F5 Adds Anand Eswaran to its Board of Directors

SEATTLE - April 28, 2026 - F5, Inc. (NASDAQ: FFIV), the global leader in delivering and securing every app and API, today announced the appointment of Anand Eswaran to its board of directors. Eswaran’s executive-level experience at innovative software companies makes him a valuable addition to F5’s board. Mr. Eswaran joined F5’s board effective April 24, 2026 and will serve as a member of the board’s Audit and Talent and Compensation Committees.
“Anand brings deep technology leadership to the F5 board and a strong track record of driving growth and innovation,” said François Locoh-Donou, F5’s Chairman, President, and CEO. “His expertise in navigating today’s complex, rapidly evolving digital landscape while also helping technology companies scale successfully make him a valuable addition to the F5 team. Anand’s experience will be instrumental as F5 continues delivering the innovations customers need for an AI-driven future.”
Mr. Eswaran currently serves as Chief Executive Officer at Veeam Software, where he is spearheading Veeam’s commitment to helping customers to accelerate AI at scale through data security, data governance, and data resilience. He is a seasoned technology executive whose career spans leadership roles at leading software and AI-first businesses. He brings more than 25 years of experience in transforming technology companies into high growth industry leaders with robust profitability.
With this appointment, F5’s board expands to 9 members, 8 of whom are independent.
Anand Eswaran Background
Mr. Eswaran currently serves as Chief Executive Officer at Veeam Software, a position he has held for over 4 years. Prior to Veeam, Mr. Eswaran most recently served as President and Chief Operating Officer at RingCentral. He has held leadership roles of progressive responsibility across Microsoft, SAP, and Hewlett-Packard. He also served as a founding advisory board member for the Technology Services Industry Association. Mr. Eswaran earned a Bachelor of Engineering degree in Computer Engineering from University of Mumbai, and a Master of Science degree in Computer Science from University of Missouri at Columbia.
About F5
F5, Inc. (NASDAQ: FFIV) is the global leader that delivers and secures every app. Backed by three decades of expertise, F5 has built the industry’s premier platform—F5 Application Delivery and Security Platform (ADSP)—to deliver and secure every app, every API, anywhere: on-premises, in the cloud, at the edge, and across hybrid, multicloud environments. F5 is committed to innovating and partnering with the world’s largest and most advanced organizations to deliver fast, available, and secure digital experiences. Together, we help each other thrive and bring a better digital world to life.
For more information visit f5.com
Explore F5 Labs threat research at f5.com/labs
Follow to learn more about F5, our partners, and technologies: Blog | LinkedIn | X | YouTube | Instagram | Facebook
F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries.
# # #
SOURCE: F5, Inc.